Exhibit 99.1

CRYPSIS GROUP HOLDINGS, LLC

2017 EQUITY INCENTIVE PLAN

Amended and Restated effective September 17, 2020

SECTION 1. PURPOSE.

The Crypsis Group Holdings, LLC 2017 Equity Incentive Plan has two complementary purposes: (a) to attract and retain outstanding individuals to serve as officers or employees of the Company and its Affiliates, and (b) to increase unitholder value. This Plan will provide participants incentives to increase unitholder value by offering the opportunity to acquire the Company’s Class P Units, on the potentially favorable terms that this Plan provides.

SECTION 2. EFFECTIVE DATE.

This Plan was originally effective and Awards could be granted on and after December 15, 2017. This Plan was amended and restated effective as of September 17, 2020.

SECTION 3. DEFINITIONS.

Capitalized terms used in this Plan and not otherwise defined have the following meanings:

(a) “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears therein.

(b) “Award” means a grant of Options or Restricted Stock Units.

(c) “Board” means the Board of Managers of the Company, or the board of directors of any successor to the Company.

(d) “Cause” means, with respect to any Participant, “Cause” as defined in the Participant’s employment agreement or similar agreement with the Company or an Affiliate, or, if the Participant does not have such agreement with the Company or an Affiliate, as defined in the Operating Agreement. Any termination for Cause shall be made in writing to the Participant, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Any determination regarding a termination for Cause shall be final, conclusive and binding on the Participant.

(e) “Change of Control” shall have the meaning set forth in the Operating Agreement. Notwithstanding the foregoing, with respect to an Award that is considered deferred compensation subject to Code Section 409A, to the extent necessary to comply with Code Section 409A, the definition of “Change of Control” shall be amended to the minimum extent necessary, if at all, so that the definition satisfies the requirements of a change in control event under Code Section 409A.

Notwithstanding the foregoing, an IPO shall not be considered a Change of Control.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(g) “Company” means Crypsis Group Holdings, LLC, a Virginia limited liability company, or any successor thereto.

(h) “Fair Market Value” means, per Unit on a particular date, the value as determined by the Board using a reasonable valuation method within the meaning of Code Section 409A, based on all information in the Company’s possession at such time (including any then-recent financing rounds), or, if applicable, the value as determined by an independent appraiser selected by the Board. The Board or independent appraiser may, but is not required to, determine the Fair Market Value in accordance with Section 3.4(e)(ii) and 3.4(e)(iii) of the Operating Agreement.

(i) “IPO” means the initial offering of equity to the public pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended from time to time.

(j) “Operating Agreement” shall mean the Company’s Operating Agreement dated as of December 15, 2017, as it may be amended and in effect from time to time.

(k) “Option” means the right to purchase Units at a stated price upon or during a specified time.

(l) “Participant” means an officer or other employee of the Company or its Affiliates, or an individual that the Company or an Affiliate has engaged to become an officer or other employee, in each case whom the Board designates to receive an Award.

(m) “Plan” means this Crypsis Group Holdings, LLC 2017 Equity Incentive Plan, as amended from time to time.

(n) “Restricted Stock Unit” means a right to receive Units which is granted pursuant to the terms and conditions of Section 8.

(o) Subsidiary” means any corporation or entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns equity possessing more than fifty percent (50%) of the total combined voting power of all classes of equity in one of the other entities in the chain.

(p) “Unit” means a Class P Unit of the Company, as defined in the Operating Agreement, or the equity securities of any successor that assumes outstanding Awards under the Plan.

SECTION 4. ADMINISTRATION.

(a) Board Administration. The Board has full authority to administer this Plan. In addition to the authority specifically set forth in this Plan, the Board shall have the authority to (i) interpret the provisions of this Plan and any award agreement, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award agreement in the manner and to the extent it deems desirable to effectuate this Plan or such award, and (iv) make all other determinations necessary or advisable for the administration of this Plan. All actions or determinations of the Board are made in its sole discretion and will be final and binding on any person with an interest therein. If outstanding Awards are assumed by a successor entity in connection with a Change of Control, such Awards thereafter shall be administered consistently with the administrative procedures of the successor entity.

(b) Delegation to Committees or Officers. To the extent applicable law permits, the Board may delegate to a committee of the Board or to one or more officers of the Company any or all of the authority and responsibility of the Board. If the Board has made such a delegation, then all references to the Board in this Plan include such committee or one or more officers to the extent of such delegation.

(c) No Liability. No member of the Board, and no individual to whom a delegation under Section 4(b) has been made, will be liable for any act done, or determination made, by such individual in good faith with respect to this Plan or any Award. The Company will indemnify and hold harmless such individual(s) to the maximum extent that the law and the Company’s Operating Agreement permit.

SECTION 5. DISCRETIONARY GRANTS OF AWARDS.

Subject to the terms of this Plan, the Board has full power and authority to designate from time to time the eligible individuals who will become Participants and determine the type or types of Awards to be granted to each Participant. Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate). The Board’s designation of a Participant in any year will not require the Board to designate such person to receive an Award in any other year. If an Option is granted to a Participant who provides services to a parent of the Company then such Award is considered nonqualified deferred compensation that must satisfy the requirements of Code Section 409A.

SECTION 6. EQUITY RESERVED UNDER THIS PLAN.

(a) Plan Reserve. Subject to adjustment pursuant to Section 11, an aggregate of One Hundred and Eighty Thousand Eight Hundred Twenty (180,820) Units are reserved for issuance under this Plan.

(b) Replenishment of Units Under this Plan. If an Award lapses, expires, terminates or is cancelled without the issuance of Units, then the Units subject to or reserved for in respect of such Award, or the Units to which such Award relates, may again be used for new Awards as determined under Section 6(a). If Units are delivered to (or withheld by) the Company in payment of the exercise price or withholding taxes of an Award, then such Units may be used for new Awards under this Plan as determined under Section 6(a). If Units are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Units, then such Units may be used for new Awards under this Plan as determined under Section 6(a).

SECTION 7. OPTIONS.

(a) Terms of Options. Subject to the terms of this Plan, the Board will determine all terms and conditions of each Option, including but not limited to:

(i) The number of Units subject to the Option;

(ii) The exercise price per Unit, which may not be less than the Fair Market Value of a Unit as determined on the date of grant;

(iii) The terms and conditions of exercise; and

(iv) The termination date, except that each Option must terminate no later than the tenth (10th) anniversary of the date of grant.

(b) Capital Accounts. Upon exercise, the Capital Accounts (as defined in the Operating Agreement) of the Company may be adjusted immediately following exercise in accordance with the provisions contained in the Operating Agreement to reflect the relative ownership of the equity owners of the Company and the Gross Asset Value (as defined in the Operating Agreement) of the assets of the Company. The initial Capital Account balance for the Units received upon exercise of the Option shall be equal to the sum of (i) the amount paid (or deemed paid) for such Units plus the amount reported as compensation income with respect to such exercise.

(c) Tax Reporting. Unless otherwise required by applicable law, upon exercise of an Option, the Company shall report as taxable income to the Participant the difference between the Fair Market Value of the Units received (or deemed received) and the amount paid (or deemed paid) for such Units, all as determined by the Board in good faith.

(d) Conversion. Upon on the date of the Company’s conversion to a corporation (within the meaning of Section 770l(a) of the Code, the Company may, in its sole discretion, convert each Option into a nonqualified option to purchase stock under an option plan adopted by such corporation, which option shall be subject to substantially the same terms and conditions as, and provide similar benefits to, the Option granted hereunder, as determined by the Board in its sole and absolute discretion.

(e) Distributions. No Units received upon the exercise of an Option shall be entitled to participate in, or receive a return of exercise price pursuant to, Sections 7.2(a) or 7.2(b) of the Operating Agreement.

SECTION 8. RESTRICTED STOCK UNITS.

Each award agreement related to a Restricted Stock Unit will be in such form and will contain such terms and conditions as the Board deems appropriate. Each Restricted Stock Unit award agreement will conform to (through incorporation of the provisions hereof by reference in the award agreement or otherwise) the substance of each of the following provisions:

(a) Vesting. At the time of the grant of a Restricted Stock Unit, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit as it, in its sole discretion, deems appropriate.

(b) Payment. A Restricted Stock Unit Award will be settled by the delivery of Units.

(c) Additional Restrictions. At the time of the grant of a Restricted Stock Unit, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Unit subject to a Restricted Stock Unit to a time after the vesting of such Restricted Stock Unit.

SECTION 9. TRANSFERABILITY.

Except as otherwise provided by the Board, no Award granted under this Plan is transferable by a Participant or any other individual who has an interest in such Award other than by will or the laws of descent and distribution.

SECTION 10. TERMINATION AND AMENDMENT.

(a) Term. Subject to the right of the Board to terminate this Plan earlier pursuant to Section 10(b), this Plan shall terminate on, and no Awards may be granted after, the tenth (10th) anniversary of this Plan’s effective date.

(b) Termination and Amendment. The Board may amend, alter, suspend, discontinue or terminate this Plan at any time.

(c) Modification or Cancellation of Awards. Except as provided in Section 10(e) and subject to the restrictions of this Plan, the Board may modify an Award or waive any restrictions or conditions applicable to an Award (including relating to the exercise, vesting or payment thereof), and the Board may modify the terms and conditions applicable to any Award (including the terms of this Plan), and the Board may cancel any Award, provided that the Participant (or any other person as may then have an interest in such Award as a result of the Participant’s death or the transfer of an Award) must consent in writing if any such action would adversely affect the rights of the Participant (or other interested party) under such Award. Notwithstanding the foregoing, the Board need not obtain Participant (or other interested party) consent for the modification or cancellation of an Award pursuant to the provisions of Section 12, or the modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Units are then traded, or to preserve favorable accounting treatment of any Award for the Company.

(d) Survival of Board Authority and Awards. Notwithstanding the foregoing, the authority of the Board to administer and amend this Plan and modify an Award shall extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in full force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, with respect to an Option that is intended to be exempt from Code Section 409A, neither the Board nor any other person may decrease the exercise price of such Option or take any action that would result in a deemed decrease of the exercise price of such Option under Code Section 409A, after the date of grant, except in accordance with Section 12 and Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations, or in connection with a transaction which is considered the grant of a new Option for purposes of Section 409A of the Code, provided that the new exercise price is not less than the Fair Market Value of a Unit on the new grant date.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Board may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Board approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

SECTION 11. TAXES.

(a) Withholding. In the event the Company or any Affiliate is required to withhold any foreign, Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Units acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Board, Units otherwise deliverable or vesting under an Award, to satisfy such tax obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts required to be withheld. If Units are deliverable upon exercise or payment of an Award, then the Board may permit a Participant to satisfy all or a portion of the foreign, Federal, state and local withholding tax obligations arising in connection with such Award by (i) electing to have the Company withhold Units otherwise issuable under the Award, (ii) electing to tender back Units received in connection with such Award, (iii) electing to deliver other previously owned Units, or (iv) such other method as may be set forth in the award agreement governing the Award; provided that the amount to be withheld may not exceed the total minimum foreign, federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Company requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan, the Company does not guarantee to any Participant or any other person with an interest in an Award that any Award intended to be exempt from Code Section 409A shall be so exempt, or that any Award intended to comply with Code Section 409A shall so comply, the tax consequences of the grant or exercise of an Option, or the tax consequences of owning Units in the Company, and neither the Company nor any Affiliate shall indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

SECTION 12. ADJUSTMENT PROVISIONS: CHANGE OF CONTROL.

(a) Adjustment of Units.

(i) If (1) the Company shall at any time be involved in a merger or other transaction in which the Units are changed or exchanged; (2) the Company shall subdivide or combine the Units or the Company shall declare a distribution payable in Units, other securities or other property; (3) the Company shall effect a cash distribution the amount of which, on a per Unit basis, exceeds ten percent (10%) of the Fair Market Value of a Unit at the time the distribution is declared, or the Company shall effect any other distribution on the Units in the form of cash, or a repurchase of Units, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that is a recapitalization or reorganization involving the Units; or (4) any other event shall occur, which, in the case of this subsection (4), in the judgment of the Board necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then, in each case, the Board shall, in such manner as it may deem equitable, adjust any or all of: (A) the number and type of Units subject to this Plan, (B) the number and type of Units subject to outstanding Awards, (C) the grant, purchase, or exercise price with respect to any Award, and (D) the performance goals established under any Award. In any such case, the Board may also make provision for a cash payment, in an amount determined by the Board, to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award), effective at such time as the Board specifies (which may be the time such transaction or event is effective). Any such adjustment or provision with respect to an Award that is exempt from Code Section 409A shall be made in manner that permits the Award to continue to be so exempt; and any such adjustment or provision with respect to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Notwithstanding the foregoing, the number of Units subject to any Award payable or denominated in Units must always be a whole number.

(ii) Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control, other than any such transaction in which the Company is the continuing entity and in which the outstanding units are not being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Board may substitute, on an equitable basis as the Board determines, for each Unit then subject to an Award, the number and kind of units of stock, other securities, cash or other property to which holders of Common Units are or will be entitled in respect of each Unit pursuant to the transaction.

(iii) Notwithstanding the foregoing, in the case of a unit distribution (other than a unit distribution declared in lieu of an ordinary cash distribution) or subdivision or combination of the Units (including a reverse unit split), if no action is taken by the Board, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such unit distribution or subdivision or combination of the Units.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Units otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or equity, or reorganization, the Board may authorize the issuance or assumption of awards upon such terms and conditions as it may deem appropriate.

(c) Change of Control. The Board may specify in an agreement relating to an Award the effect of a Change of Control upon such Award. Except as otherwise provided in an Award or any other agreement between the Participant and the Company or an Affiliate, then upon a Change of Control, then any or all of the following provisions shall apply:

(i) If the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of any Participant (or other person with rights in an Award), some or all outstanding Awards may be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving entity (or parent thereof) in the Change of Control transaction. If applicable, each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and such other appropriate adjustments in the terms and conditions of the Award shall be made.

(ii) The Board may, in its discretion and without the consent of any Participant (or other person with rights in an Award) affected thereby, determine that, upon or immediately prior to the Change of Control, any or all outstanding Awards shall become vested or deemed earned.

(iii) The Board also may, in its discretion and without the consent of any Participant (or other person with rights in an Award) affected thereby, determine that, upon or immediately prior to the Change of Control, any or all outstanding Awards (to the extent not otherwise exercised), whether or not then vested or earned, shall be cancelled as of the date of the Change of Control in exchange for a payment in cash and/or securities (which may include units or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) equal to: the excess of the Fair Market Value, as of the date of the Change of Control, of the Units underlying the Award over the grant price of such Units under the Award, provided that if such excess is zero, then the Option shall be cancelled without payment therefore. As a condition of this paragraph (iii), the Board may require that the holder of such Award be liable (whether by purchase price adjustment, indemnity or escrow obligations or otherwise) on such holder’s respective share (calculated on a ratable basis with respect to either the number of Units such Award represents or the net proceeds received) for transactions costs, purchase price adjustments, indemnity claims or similar provisions generally applicable to holders of Units in connection with such transaction, on a terms no less favorable than the terms applicable to general holders of Units.

(iv) To the extent the Award is not vested (and does not become vested) on the date of the Change of Control, then such Award may be cancelled without payment thereof.

SECTION 13. UNIT TRANSFER RESTRICTIONS.

(a) Restriction on Transfer. Units issued under this Plan may not be sold or otherwise disposed of except as permitted by the Company. As a condition to the receipt of Units hereunder, the Participant (or individual entitled to receive Units following the Participant’s death) shall be required to execute the Operating Agreement, unitholders agreements or other agreements required by the Board.

(b) Restrictions; Legends. All Units delivered under this Plan shall be subject to such restrictions as the Company may deem advisable, and the Company may cause a legend or legends to be put on any certificates for units to make appropriate references to such restrictions.

(c) Integration. The provisions of this Section 13 shall be in addition to any purchase rights in the Operating Agreement.

SECTION 14. MISCELLANEOUS.

(a) Other Terms and Conditions. The grant of any Award under this Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Board determines appropriate, subject to any limitations imposed in this Plan.

(b) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

(c) Employment. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment with the Company or any Affiliate. Unless determined otherwise by the Board, for purposes of this Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and any Affiliate, or between Affiliates, will not be considered to have terminated employment; and

(ii) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.

Notwithstanding the foregoing, with respect to an Award subject to Code Section 409A, a Participant shall be considered to have terminated employment (where termination of employment triggers payment of the Award) upon the date of his separation from service within the meaning of Code Section 409A.

(d) Right of Equity Holder. A Participant shall not have any rights as a member of the Company with respect to any Units covered by any Plan Award until such Participant shall have become the holder of record of such Units.

(e) No Fractional Units. No fractional Units or other securities may be issued or delivered pursuant to this Plan, and the Board may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Units or other securities, or whether such fractional Units or other securities or any rights to fractional Units or other securities will be canceled, terminated or otherwise eliminated.

(f) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(g) Requirements of Law. The granting of Awards under this Plan and the issuance of Units in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Units under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In such event, the Company may substitute cash for any Unit(s) otherwise deliverable hereunder without the consent of the Participant or any other person.

(h) Governing Law. This Plan, and all agreements under this Plan, shall be construed in accordance with and governed by the laws of the State of Virginia, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in a court sitting in the State of Virginia.

(i) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(j) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Title of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(k) Severability. If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any award agreement or any Award under any law the Board deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

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